UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 14, 2007

Date of Report

(Date of earliest event reported)

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 108th Avenue N.E., Suite 1200 Bellevue, Washington 98004

(Address of Principal Executive Offices)

(425) 201-6100

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)

Amendment to Bylaws

On November 14, 2007, the Board of Directors (“Board”) of InfoSpace, Inc., a Delaware corporation (the “Company”), amended the Restated Bylaws of InfoSpace, Inc. (“Bylaws”), as follows:

Section 6.2 of the Bylaws was amended and restated in its entirety to read as follows:

Section 6.2. Stock Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or vice-chairperson of the Board of Directors, or the President or vice-president and by the Secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be by a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

Section 6.5 of the Bylaws was amended and restated in its entirety to read as follows:

Section 6.5. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the record holder of such stock or by his or her attorney lawfully constituted in writing and, if such stock is certificated, upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

Section 6.4 of the Bylaws was deleted in its entirety.

The amendments to Sections 6.2 and 6.5 of the Bylaws were adopted to enable the Company to comply with Marketplace Rule 4350(l) of the NASDAQ Manual, which requires that, beginning on January 1, 2008, all securities listed on Nasdaq be eligible for a “Direct Registration Program” operated by a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended.

The deletion of Section 6.4 of the Bylaws was adopted to remove the requirement that a restrictive legend be included on all stock certificates representing shares of the Company, subject to certain exceptions.

The foregoing summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Bylaws, as amended, attached as Exhibit 3.2 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

Declaration of Dividend

On November 14, 2007, the Board declared a special cash distribution by means of a dividend on the Company’s common stock, in an amount of $9.00 per share (the “Distribution”). The Distribution will be payable on or about January 8, 2008 with respect to all shares of the Company’s common stock outstanding at the close of business on December 10, 2007 (the “Record Date”).

Tax Consequences

A portion of the Distribution may be taxable as “qualified dividend income” to the extent paid out of a stockholder’s pro rata share of the Company’s current or accumulated earnings and profits. The portion of the Distribution that will be taxable as qualified dividend income will not be determined until after December 31, 2008, because such portion is dependent on the earnings and profits of the Company for its taxable year ending December 31, 2008, which the Company will not be able to definitively calculate until after the end of the taxable year. The final determination of the portion of the Distribution, if any, that will be treated as qualified dividend income will be reported to recipients of the Distribution on a tax information return in early 2009.

Any portion of the Distribution in excess of each holder’s pro rata share of the Company’s earnings and profits will be treated first as a tax-free return of capital to the extent of each stockholder’s tax basis in his, her or its shares of the Company’s common stock, with any remaining portion treated as capital gain.

Non-United States holders of the Company’s common stock generally will be subject to withholding on the gross amount of the Distribution at a rate of 30% or such lower rate as may be permitted by an applicable income tax treaty.

Because individual tax circumstances of stockholders vary, stockholders should consult their own tax advisors regarding the tax consequences to them of the Distribution.

Compensation Program

The Company’s employees and members of its Board who hold outstanding stock options and unvested restricted stock units will not receive the Distribution with respect to such equity awards because the Distribution will only be paid to holders of the Company’s common stock as of the Record Date. The Company believes that it is appropriate and in the best interests of the Company and its stockholders that employees and members of the Board who hold outstanding in-the-money stock option awards and unvested restricted stock units (collectively “Equity Awards”) be compensated with respect to the Distribution. As such, in connection with the Distribution, the Board approved a program (the “Compensation Program”) designed to compensate employees (other than certain officers of the Company with employment contracts with the Company) and members of the Board who hold Equity Awards in respect of the potential decrease in the value of their Equity Awards attributable to the Distribution. “In-the-money” options are those options with an exercise per share lower than the 30-day average closing price of the Company’s common stock before the ex-dividend date.

Pursuant to the Compensation Program, holders of outstanding vested in-the-money stock options as of the ex-dividend date, outstanding unvested in-the-money stock options on the ex-dividend date that would have vested on or prior to December 31, 2007, or outstanding restricted stock units on the ex-dividend date that would have vested on or prior to December 31, 2007, will receive cash payments equal to the reduction in value of the Company common stock underlying such stock options or restricted stock units that is attributable to the Distribution, up to $9.00 per share underlying such stock options or restricted stock units, based on the share price of the Company’s common stock before and after the Distribution (as measured by the difference between the 30-day average closing price of the Company’s common stock before, and the 5-day average closing price of the Company’s common stock beginning on the ex-dividend date), plus an estimated amount which, after payment of all Federal, state and local income, excise and employment taxes imposed thereon, will be approximately equal to the amount by which (x) the aggregate amount of all Federal, state and local income, excise taxes and employment taxes payable by the employee or Board member on the cash payment exceeds (y) the aggregate amount of all Federal, state and local income, excise and employment taxes that would have been payable by the employee or Board member on the amount of the cash payment if the employee or Board member had received such amount from the Company as a corporate dividend instead of as a payment of compensation.

Also pursuant to the Compensation Program, holders of outstanding in-the-money stock options as of the ex-dividend date that would not have vested on or prior to December 31, 2007, as well as holders of outstanding restricted stock units as of the ex-dividend date that would not have vested on or prior to December 31, 2007, will receive grants of restricted stock units with a value equal to the reduction in value of such holders’ unvested in-the-money stock options and restricted stock units, up to $9.00 per share underlying such stock options or restricted stock units, based on the share price of the Company’s common stock before and after the Distribution (as measured by the difference between the 30-day average closing price of the Company’s common stock before, and the 5-day average closing price of the Company’s common stock beginning on the ex-dividend date). The vesting schedule of such grants shall be the same as the existing Equity Awards with respect to which they are issued.

Based upon (i) an assumed number of Equity Awards held by employees and members of the Board as of November 14, 2007, (ii) an assumed 30-day average closing price of the Company’s common stock before the ex-dividend date of $18.00 per share (this assumed amount is also used to determine whether an individual stock option is in-the-money), (iii) an assumed 5-day average closing price of the Company’s common stock beginning on the ex-dividend date of $9.00 per share (the assumed $18.00 per share price above less the amount of the Distribution), and (iv) the terms of the employment agreements with certain officers of the Company (the “Assumptions”), the cash payments associated with the Compensation Program and payment to certain officers of the Company under their employment agreements would equal approximately $35.9 million, and the non-cash payments, excluding such non-cash payments to the Company’s mobile business employees (assuming the closing of the recently announced signing of a definitive agreement with Motricity, Inc. for the sale of the Company’s mobile business to Motricity, Inc.) would equal approximately $6.5 million. However, the actual remuneration payable to holders of Equity Awards pursuant to the Compensation Program and employment agreements will depend on the average closing price of the Company’s common stock before, on and after the ex-dividend date, as described above, and the number of outstanding unvested stock options and restricted stock units as of January 1, 2008.

Compensatory Arrangements

The Company’s current executive officers will not participate in the Compensation Program but will receive cash payments in connection with the Distribution as set forth in their employment agreements with the Company, which employment agreements were previously filed by the Company as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, filed with the Securities and Exchange Commission on August 9, 2007.

Estimated remuneration to the Company’s current executive officers under their employment agreements is set forth in the table below, calculated based on the Assumptions and the terms of their respective employment agreements.

	James Voelker, Chairman, Chief Executive Officer & President	Allen Hsieh, Chief Financial Officer	Brian McManus, Executive Vice President Online	Steve Elfman, Executive Vice President Mobile	R. Bruce Easter, Jr. Senior Vice President, General Counsel and Secretary
Total Estimated Cash Remuneration under Employment Contract, including tax gross-up as set forth therein	$13,836,120	$2,209,980	$3,748,808	$3,130,186	$1,751,187

The Company previously provided estimates with respect to its financial performance for the three-month period ending December 31, 2007. Those estimates excluded the impact of non-recurring charges, including the charges associated with the Distribution, the Compensation Program and the payments due to certain officers of the Company under their employment agreements as a result of the Distribution discussed above. The Company anticipates that the cash payments under the Compensation Program and the payments due to certain officers under their employment contracts as a result of the Distribution will be accounted for as operating expenses during the three-month period ending December 31, 2007, and the restricted stock units granted under the Compensation Program will be accounted for as operating expenses over the vesting periods of such awards.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No	Description

3.2	Restated Bylaws, as amended, of InfoSpace, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2007

INFOSPACE, INC.

By:	/s/ R. Bruce Easter, Jr.
R. Bruce Easter, Jr.
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No	Description

3.2	Restated Bylaws, as amended, of InfoSpace, Inc.